Exhibit 2.2

Action by the Unanimous Written Consent
of the sole director of
Explortex Energy Inc.
(a Nevada Corporation)

The undersigned, being the sole director of Explortex Energy Inc. (the “Corporation”) does hereby adopt the following resolutions by signing his written consent thereto pursuant to the provisions of the General Corporation Law of the State of Nevada effective

February 28, 2011

WHEREAS the director of Explortex Energy Inc. agrees to

1.	The appointment of Kenneth E. Martin as President, Secretary, Treasurer and director, effective at the date of this resolution
2.	Accept this document as the resignation of Steven Kurlander upon the appointment of Mr. Kenneth E. Martin

These resolutions may be signed by facsimile and in as many counterparts as may be necessary, if any, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

/s/ Steven Kurlander
_________________________
Steven Kurlander
Director